EX-99.01- News Release

DataMEG Corp. Subsidiary NECI Signs Exclusive Pacific Rim Product-Distribution Agreement

Monday December 1, 8:05 am ET

WASHINGTON, Dec. 1, 2003- DataMEG Corp. (OTC Bulletin Board:
DTMG - News) announced today that its wholly-owned subsidiary, North Electric Company, Inc. (NECI) has signed a Product Distribution Agreement with International Network Technology Ltd. ("INTL"). The Agreement grants INTL exclusive distribution rights for NECI's products, including their proprietary Network Assurance System software product, that NECI expects to be available in Q1 2004.

The four-year Agreement covers distribution of NECI products in the "Pacific Rim," including Mainland China, Japan, Singapore, Indonesia, Hong Kong, Vietnam, Laos, Cambodia, Thailand, New Zealand and Australia and calls for DataMEG Corp. and INTL to establish a marketing and product-support presence in Hong Kong.

The specific financial terms of the Agreement were not released. However, DataMEG Corp. stated that negotiations included an investment in the company specifically tied to final product delivery.

International Network Technology Limited is a conglomerate with offices in Beijing, Hong Kong and Macau with other locations throughout mainland China. INTL conducts business with all the major Chinese telecom companies as a distributor and reseller for companies such as Lucent Technologies (VoIP), Ericsson, NMS Communications (Voice Enhancement) and Avaya Inc. (CRM/ Call Centers). The company is credited with being involved in various "firsts" in China including the first PBX system with AT&T installed in 1993, the first voice enhancement system for mobile phone operator in China, in 2000 (Lucent), and the first VoIP system installed in 1998 for China's Peoples Bank. NECI is proud to have INTL as part of its worldwide distributor network.

NECI's first suite of best of breed quality assurance monitoring products is targeted at the burgeoning VoIP telephone market. In a recent Wall Street Journal article the Dell'Oro Group predicted that worldwide internet phone lines sold to businesses will reach 1.6 million by the end of 2003 accounting for 16% of total line sales. Worldwide spending on internet telephone systems by businesses alone is expected to exceed $1 billion in 2003, more than double last year's total added Dell'Oro Group. In a related Wall Street Journal article, vendor sales related to VoIP is expected to eclipse $5 billion by 2007. Avaya,Inc., Cisco Systems Inc., Mitel Networks Inc., Nortel Networks Inc., and Siemens AG have launched more than 20 IP telephony products in 2003 alone. Cisco leads all players with a 27% share of the enterprise market according to Synergy Research Group. Avaya is next with a 22% share. Nortel, Mitel, and Siemens round out the next top five with shares of 9.9%, 6.9%, and 6.6% according to SRG. To get a sense of the pace of growth in the market, it took Cisco 3 1/2 years to sell its first million IP telephones and 12 months to sell its next million.

"We are delighted to establish this relationship with INTL, which is very well positioned to help NECI distribute its products throughout the Pacific Rim," noted Thomas Stroup on behalf of the DataMEG Advisory Committee. "We believe we now have a first class partner to sell NECI products in markets that together exceed the already substantial opportunity available in North America."

For further information about this release and the business at DataMEG Corp.
(DTMG) contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.